Exhibit 4.1

SURREY BANCORP

1997 EMPLOYEE INCENTIVE STOCK OPTION PLAN

1.	Purpose.

The purpose of the 1997 Employee Incentive Stock Option Plan of Surrey Bancorp (the “plan”) is to encourage and enable selected key employees in the service of Surrey Bancorp and its subsidiaries (the “Corporation”) to acquire or to increase their holdings of common stock of the Corporation (the “common stock”) in order to promote a closer identification of their interests with those of the Corporation, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and stockholder value of the Corporation. This purpose will be carried out through the granting of incentive stock options (“options”).

2.	Administration of the Plan.

(a) The plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Corporation (the “Board”) and comprised of two or more members of the Board, each of whom shall be considered a “non-employee director” as defined in Rule 16b-3(b)(3) or any successor rule thereto, promulgated under the Securities Exchange Act of 1934 (the “ 1934 Act”).

(b) Any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the plan, the Committee shall have full and final authority, in its discretion, to take any action with respect to the plan including, without limitation, the following; (i) to determine the individuals to receive options, the times when options shall be granted, the number of shares to be subject to each option, the option price (determined in accordance with Section 6), the option period, the time or times when each option shall be exercisable and the other terms, conditions, restrictions and limitations of an option; (ii) to prescribe the form or forms of the agreements evidencing any options granted under the plan; (iii) to establish, amend and rescind rules and regulations for the administration of the plan; and (iv) to construe and interpret the plan, the rules and regulations, and the agreements evidencing options granted under the plan, and to make all other determinations deemed necessary or advisable for administering the plan.

(c) Notwithstanding the foregoing, the Committee shall have complete authority, in its discretion, to accelerate the date that any option which is not otherwise exercisable shall become exercisable in whole or in part, without any obligation to accelerate such date with respect to other options granted to the optionee (as defined below) or to accelerate such date with respect to options granted to any other optionee or to treat all optionees similarly situated in the same manner.

3.	Effective Date: Term.

The Effective Date shall be June 1, 1997. Options may be granted under the plan on and after the Effective Date, but not after April 1, 2007.

4.	Options: Shares of Stock Subject to the Plan.

The shares of common stock that may be issued and sold pursuant to options shall not exceed, in the aggregate, Fifty Thousand (50,000) shares of authorized but unissued shares of the common stock of the Corporation, which represents no more than ten percent (10%) of the Corporation’s outstanding shares of common stock. The Corporation hereby reserves sufficient authorized shares of common stock to provide for the exercise of options granted hereunder. Any shares of common stock subject to an option which, for any reason, expires or is forfeited or terminated unexercised as to such shares may again be subject to an option granted under the plan. No optionee may be granted options for more than forty percent (40%) of the shares set aside for this plan.

5.	Eligibility.

(a) An option may be granted only to an individual who is a full-time “employee” of the Corporation or a related corporation. For this purpose, an individual shall be considered to be an “employee” only if there exists between the individual and the Corporation, or a related corporation, the legal and bona fide relationship of employer and employee. In determining whether such a relationship exists, the regulations of the United States Treasury Department relating to the determination of the employment relationship for the purpose of collection of income tax on wages at the source shall be applied. For purposes of this Plan, a “full-time” employee is an employee of the Corporation who works an average of twenty-five (25) hours per week.

(b) The individual, being otherwise eligible under this Section 5, is selected by the Committee as an individual to whom an option shall be granted (an “optionee”).

6.	Option Price.

The price per share at which an option may be exercised (the “option price”) shall be established by the Committee at the time the option is granted and shall be set forth in the terms of the agreement evidencing the grant of the, option; provided, that the option price shall be equal to or greater than the fair market value per share of the shares on the date the option is granted. For this purpose, the following rules shall apply:

(a) An option shall be considered to be granted on the date that the Committee acts to grant the option, or on any later date specified by the Committee as the effective date of the option.

(b) The fair market value of the shares shall be determined in good faith by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code and accompanying regulations; provided, that if the shares are listed for trading on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ National Market System, the fair market value shall be the closing sales price of the shares on the New York Stock Exchange or the American Stock Exchange or as reported in the NASDAQ National Market System (as applicable) on the date immediately preceding the date the option is granted, or, if there is no transaction on such date, then on the trading date nearest preceding the date the option is granted for which closing price information is available; and, provided further, if the shares are quoted on the NASDAQ System but are not included in the NASDAQ National Market System, the fair market value shall be the mean between the high bid and low asked quotations in the NASDAQ System on the date immediately preceding the date the option is granted for which such information is available.

(c) In no event shall there first become exercisable by the optionee in any one calendar year incentive stock options granted by the Corporation or any related corporation, with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000.

(d) With respect to the grant of an option to an individual who owns, immediately before the time that the option is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or the related corporation; the option price at which such option may be exercised shall be greater than or equal to 110 % of the fair market value of the shares on the date the option is granted and the period of the option shall not exceed five years. For this purpose, an individual will be deemed to own stock which is attributed to him under Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.	Vesting Schedule.

An option granted hereunder is not exercisable in any part until one year after the date of grant. Upon the expiration of one (1) year after the date of grant and subject to the provisions for termination herein, an option shall become exercisable in installments as follows:

No portion of an option may be exercised unless and until the optionee shall have remained in the continuous employ (as a full-time employee) of the Corporation for one year from the date the option was granted. Thereafter, an option may be exercised as to no more than (i) twenty percent (20%) of the total number of shares optioned following one year after the date of grant; (ii) forty percent (40%) of the total number of shares optioned following two (2) years after the date of grant; (iii) sixty percent (60%) of the number of shares optioned following three (3) years after the date of grant; and (iv) eighty percent (80%) of the number of shares optioned following four (4) years after the date of grant, in each case to the nearest whole share. Upon the expiration of five (5) years after the date of grant, an option may be exercised as to all optioned shares for which it had not been previously exercised, until and including the expiration date of the option whereupon the option shall expire and may thereafter no longer be exercised.

8.	Option Period and Limitations on the Right to Exercise Options.

(a) The period during which an option may be exercised (the “option period”) shall be in accordance with Section 7 and shall not extend more than ten (10) years from the date on which the option is granted. An option shall be exercisable on such date or dates, during such period, for such number of shares, and subject to such conditions as shall be determined by the Committee and set forth in the agreement evidencing such option, subject to the rights granted herein to the Committee in specified circumstances to accelerate the time when options may be exercised. Any option or portion thereof not exercised before the expiration of the option period shall terminate.

(b) No less than one hundred (100) shares of stock may be purchased at any one time pursuant to the exercise of stock options under the plan; provided however, in the event the number of shares as to which an option is exercisable by an optionee pursuant to this plan is less than one hundred (100) shares, such optionee may purchase the total number of shares as to which his or her option is then exercisable.

(c) An option may be exercised by giving written notice of at least ten (10) days to the Committee at such place as the Committee shall direct. Such notice shall specify the number of shares to be purchased pursuant to an option and the aggregate purchase price to be paid therefor, and shall be accompanied by the payment of such purchase price. Such payment shall be in the form of cash or, with the approval of the Committee, in other stock of the Corporation owned by the person to whom such option was granted or such other person as may be entitled to exercise such Option. Any shares of the Corporation’s stock that are delivered in payment of the aggregate option price shall be valued at their fair market value, as determined by the Committee on the date of the exercise of such option. The exercise of an option shall not be deemed to occur and no shares of common stock will be issued by the Corporation upon exercise of the option until the Corporation has received payment of the option price in full. The date of exercise of an option shall be determined under procedures established by the Committee, and, as of the date of exercise, the person exercising the option shall be considered for all purposes to be the owner of the shares with respect to which the option has been exercised.

(d) No option granted to an optionee who was an employee at the time of grant shall be exercised unless the optionee is, at the time of grant, a full-time employee as described in Section 5(a), and remains a full-time employee for a period of twelve (12) consecutive months following the date the option was granted, subject to the following:

(i) An option shall not be affected by any subsequent change in the terms, conditions or status of the optionee’s employment following the twelve month period after the date of grant, provided that the optionee continues to be an employee of the Corporation or a related corporation.

(ii) The employment relationship of an optionee shall be treated as continuing intact for any period that the optionee is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed ninety days, or, if longer, as long as the optionee’s right to reemployment is guaranteed either by statute or by contract. The employment relationship of an optionee shall, also be treated as continuing intact while the optionee is not in active service because of disability. For purposes of this Section 8(d)(ii), “disability” shall mean the inability of the optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee shall determine whether an optionee is disabled within the meaning of this paragraph.

(iii) If the employment of an optionee is terminated because of disability within the meaning of subparagraph (ii), the option may be exercised only to the extent exercisable on the date of the optionee’s termination of employment (the “termination date”). That portion of the option that has not vested as of the date of termination of employment shall be forfeited. The options subject to this subparagraph (iii) must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (A) the close of the period of one (1) year next succeeding the termination date; or (B) the close of the option period.

(iv) If the employment of an optionee is terminated because of the death of the optionee while he is an employee, the option shall immediately become 100 % vested-and fully exercisable in accordance with this subparagraph (iv)(iv). In the event of the optionee’s death, such option shall be exercisable by such person or persons as shall have acquired the right to exercise the option by will or by the laws of intestate succession and the option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (A) the close of the period of two (2) years next succeeding the optionee’s date of death; or (B) the close of the option period.

(v) If the employment of the optionee is terminated for any reason other than disability (as defined in subparagraph (ii)) or death or for “cause,” his option may be exercised to the extent exercisable on the date of such termination of employment. That portion of the option that has not vested as of the date of termination of employment shall be forfeited. The option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (A) the close of the period three (3) months next succeeding the termination date; or (B) the close of the option period.

(vi) If the employment of the optionee is terminated for “cause”, his option shall lapse and no portion shall be exercisable as of the effective time and date of his termination of employment as determined by the Committee. For purposes of this subparagraph (vi) and subparagraph (v), the optionee’s termination shall be for “cause” if such termination results from the optionee’s (A) dishonesty; (B) refusal to perform his duties for the Corporation; or (C) engaging in conduct that could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation. The determination of “cause” shall be made by the Committee and its determination shall be final and conclusive.

(vii) For purposes of subparagraphs (iii) and (v), in the event an optionee dies following termination of employment but prior to the expiration of the time period for exercising the options as therein provided, such options may be exercised during the remaining portion of the applicable period by the person or persons as shall have acquired the right to exercise the option by will or by the laws of intestate succession.

(e) An optionee or his legal representative, legatees or distributee shall not be deemed to be the holder of any shares subject to an option unless and until certificates for such shares are issued to him or them under the plan.

(f) Nothing in the plan shall confer upon the optionee any right to continue in the service of the Corporation or a related corporation as an employee, or to interfere in any way with the right of the Corporation or a related corporation to terminate the optionee’s service at any time.

(g) Any options which are forfeited, in whole or in part, by reason of the optionee’s termination of employment with the Corporation for any reason shall again be eligible to be further awarded in accordance with this plan.

9.	Nontransferability of Options and Shares.

Except to the extent, if any, as may be permitted by the Code, Rule 16b-3 under the 1934 Act or any successor statute or rule, an option shall not be transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession or pursuant to a qualified domestic relations order, as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. An option shall be exercisable during the optionee’s lifetime only by him. To the extent required by Section 16 of the 1934 Act, shares acquired upon the exercise of an option shall not, without the consent of the Committee, be transferable (including by pledge or hypothecation) until the expiration of six months after the date the option was granted.

10.	Dilution of Other Adjustments.

If there is any change in the outstanding shares of common stock of the Corporation as a result of a merger, consolidation, reorganization, stock dividend, stock split to holders of shares that is distributable in shares, or other change in the capital stock structure of the Corporation, the Committee shall make such adjustment to options, to the number of shares reserved for issuance under the plan, to the option price and to any provisions of this plan as the Committee deems equitable to prevent dilution or enlargement of options or otherwise advisable to reflect such change.

11.	Additional Rights in Certain Events.

(a) For purposes of this Section 11, the following terms shall have the following meanings:

(i) The term “Person” shall be used as that term is used in Sections 13(d) and 14(d) of the 1934 Act as in effect on the effective date of the Plan, or provisions of any successor law.

(ii) “Beneficial Ownership” shall be determined as provided in Rule 13d-3 under the 1934 Act as in effect on the effective date of the Plan, or any successor rule.

(iii) A specified percentage of “Voting Power” of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and “Voting Shares” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

(iv) “Change in Control Events” shall mean the date upon which any of the following events occurs:

(A) The corporation acquires actual knowledge that any Person other than the Corporation, a Subsidiary or any employee benefit plan(s) sponsored by the Corporation or a Subsidiary has acquired the Beneficial Ownership, directly or indirectly, of securities of the Corporation entitling such Person to 25% or more of the Voting Power of the Corporation;

(B) The stockholders of the Corporation shall approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Corporation as a result of which the stockholders of the Corporation immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 10% of the consolidated assets of the Corporation immediately prior to the transaction; or

(C) A successful solicitation under the 1934 Act is made by any person or persons other than the Corporation which results in the removal from the Board of 50% or more of the individuals (i) serving as directors on the Effective Date (herein the “Initial Directors”) or (ii) individuals nominated and approved as directors by a majority of the Initial Directors (herein collectively the “Continuing Directors”), or less than 51% of the members of the Board shall be Continuing Directors provided, however, that if securities beneficially owned by a grantee of stock options are included in determining the Beneficial Ownership of a Person referred to in subsection (iv) (A) above, then no Change in Control Event with respect to such grantee shall be deemed to have occurred by reason of such event.

(b) Notwithstanding any other provision contained in the plan, in case any “Change in Control Event” occurs all outstanding stock options (other than those held by a person referred to in the proviso to section 11(a)(iv) above) shall become immediately and fully exercisable whether or not otherwise exercisable by their terms.

12.	Certain Definitions.

For purposes of the plan, the following terms shall have the meaning indicated;

(a) “Related corporation” means any parent or subsidiary of the Corporation.

(b) “Parent” or “parent corporation” shall mean corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if at the time that the option is granted, each corporation other than the Corporation owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.

(c) “Subsidiary” or “subsidiary corporation” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if at the time that the option is granted, each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.

(d) In general, terms used in the plan shall, where appropriate, be given the meaning ascribed to them under the provisions of the Code applicable to incentive stock options.

13.	Stock Option Agreement.

The grant of any option under the plan shall be evidenced by the execution of an agreement (the “Agreement”) between the Corporation and the optionee. Such Agreement shall set forth the date of grant of the option, the option price, the option period, and the time or times when and the conditions upon the happening of which the option shall become exercisable. Such Agreement shall also set forth the restrictions, if any, with respect to which the shares to be purchased thereunder shall be subject; restrictions, if any, on the repurchase of the shares by the Corporation; and such other terms and conditions as the Committee shall determine which are consistent with the provisions of the plan and applicable law and regulations.

14.	Restrictions on Shares.

The Corporation may impose such restrictions on any shares acquired upon exercise of options granted under the plan as it may deem advisable, including, without limitation, restrictions necessary to ensure compliance with any state or federal securities laws applicable to such shares. The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to the exercise of an option in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

15.	Amendment or Termination.

The plan may be amended or terminated by action of the Board; provided, that;

(a) Any amendment which would (i) materially increase the aggregate number of shares which may be issued under the plan (other than changes as described in section 10); (ii) materially change the requirements for eligibility to receive options under the plan, or (iii) materially increase the benefits accruing to participants (within the meaning of Rule 16b-3 under the 1934 Act), shall be made only with the approval of the stockholders of the Corporation. Notwithstanding the foregoing, to the extent that the Corporation is subject to the 1934 Act, stockholder approval shall be required for any other amendments which require such approval in order to secure an exemption from Section 16(b) of the 1934 Act (or any successor statute or rule).

(b) No option shall be adversely affected by a subsequent amendment or termination of the plan.

(c) No option shall be amended (i) without the consent of the optionee, and (ii) without the opinion of legal counsel to the Corporation that such amendment will not constitute a “modification” within the meaning of Section 424 of the Code if the Committee determines such an opinion is necessary.

16.	Withholding Taxes.

To the extent required by applicable law and in the event the Corporation issues or transfers shares of stock pursuant to the plan, the Corporation shall have the right to withhold (either in cash or in shares of common stock, as applicable) an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to delivery by the Corporation of any certificate or certificates for such shares. For withholding tax purposes, the shares of stock shall be valued on the date the Corporation’s withholding obligation is incurred.

17.	Applicable Law.

Except as otherwise provided herein, the plan shall be construed and enforced according to the laws of the State of North Carolina.